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                                                                    EXHIBIT 99.4



                             AMENDMENT NO. 3 TO THE
                                 GENENTECH, INC.
                          TAX REDUCTION INVESTMENT PLAN
                            (MAY 8, 1996 RESTATEMENT)


         GENENTECH, INC. (the "Company"), having established the Genentech, Inc. Tax Reduction Investment Plan (the "Plan") effective January 1, 1985, amended and restated the Plan effective (most recently) as of May 8, 1996, and amended the restated Plan on two prior occasions, hereby again amends the Plan, as follows:

         38. Section 1.12(d) is amended to read as follows:

                  (d) An individual employed by any corporation or other business entity that is merged or liquidated into, or whose assets are acquired by any Employer, unless any two (2) of the officers identified in Section 11.2 designate (in writing) the employees of that corporation or other business entity as Eligible Employees under the Plan;

         39. The first sentence of Section 2.4 is amended to read as follows:

                  2.4 VOLUNTARY SUSPENSION. An Active Member may voluntarily suspend his or her active membership in the Plan, thereby suspending his or her Salary Deferrals and becoming an Inactive Member for future payroll periods during the suspension period, by giving notice to such person, in such manner and within such advance notice period as the Committee (in its discretion) shall specify.

         40. Section 2.4.2 is amended in its entirety to read as follows:

                  2.4.2 RESUMPTION OF ACTIVE MEMBERSHIP. A Member whose active membership in the Plan has been suspended may voluntarily resume his or her Salary Deferrals, effective with respect to Compensation paid for the payroll period beginning on any Entry Date, by again electing to become an Active Member in accordance with Section 2.3.

         41. Section 4.1.1 is amended in its entirety to read as follows:

                  4.1.1 MATCHING AMOUNT. The rate at which the amount of Employer Matching Contributions shall be made for any Plan Year (the "Matching Amount") shall be determined as follows:

         If the Salary Deferral
         Contribution Rate for an Eligible      Then the Matching Amount for the Member
         Active Member is:                      shall be:



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
         Less than or equal to 3%               Equal to 100% of Salary Deferrals

         Greater than 3%                        Equal to the first 3% of Salary Deferrals
                                                plus one-half (1/2) of Salary Deferrals
                                                greater than 3% and less than or equal
                                                to 5%

                  The "Salary Deferral Contribution Rate" for an Active Member is determined on a Plan Year basis and is (Salary Deferrals) divided by (Compensation), expressed as a percentage.

                  Subject to the limitations of Section 5.4 and as provided in this Section 4.1.1, the Matching Amount may be changed for any Plan Year to such extent (if any) as the Board of Directors (in its discretion) may determine by resolution and without amending the Plan pursuant to Section 11.2; provided, however, that no decrease in the Matching Amount applicable to any Salary Deferral Contribution Rate shall not take effect before the first payroll period that begins after the decrease is announced to eligible Active Members.

         42. Section 4.1.2 is amended in its entirety to read as follows:

                  4.1.2 MAXIMUM MATCHED RATE. For any Plan Year for which a different rate is not determined in accordance with the following sentence, the maximum Salary Deferral Contribution Rate that shall be taken into account in determining the amount of the Matching Contribution (if any) to be made on behalf of any eligible Active Member pursuant to this Section 4.1 (the "Matching Ceiling") shall be 5% of Compensation. The amount of Matching Contributions (if any) to be made on behalf of any eligible Active Member shall not exceed 4% of his or her Compensation.

                  Subject to the limitations of Section 5.4, the Board of Directors (in its discretion) may change for any Plan Year the maximum Salary Deferral Contribution Rate stated in the preceding sentence; provided, however, that no decrease in the Matching Ceiling shall take effect before the first payroll period that begins after the decrease is announced to eligible Active Members.


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         43. Effective as of October 1, 1998, Section 7.3 is amended in its entirety to read as follows:

                  7.3 CONSENT REQUIREMENT. For determinations made on or after October 1, 1998, if the balance credited to a Member's Account exceeds $5,000 (the "Threshold Amount") as of the Valuation Date that (a) next precedes the date of the distribution or (b) next preceded the date of any prior distribution or withdrawal from the Account (provided such prior distribution or withdrawal occurred on or after October 1, 1998), no portion of the Member's Account shall be distributed to the Member until he or she attains age 62, unless the Member (or, if deceased, his or her Beneficiary) has consented to an earlier distribution in such manner and within such advance notice period as the Committee (in its discretion) shall specify. The Threshold Amount (as defined in this
         Section 7.3) shall be adjusted as provided under Sections 402(g)(5) and 415(d) of the Code.

         44. Except as otherwise indicated above, this Amendment No. 3 shall become effective as of January 1, 1999.

         In Witness Whereof, the Company, by the officers identified below, who are thereunto duly authorized under Section 11.2 of the Plan, has executed this Amendment No. 3 on the date indicated below.



                                        GENENTECH, INC.


                                        By: /s/ JUDITH A. HEYBOER
                                            ------------------------------------
                                        Name: Judith A. Heyboer
                                        Title: Senior Vice President,
                                               Human Resources
                                        Date: December 23, 1998



                                        By: /s/ LOUIS J. LAVIGNE, JR.
                                            ------------------------------------
                                        Name: Louis J. Lavigne, Jr.
                                        Title: Executive Vice President and
                                               Chief Financial Officer
                                        Date: December 31, 1998